SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 or 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): April 6, 2004

Atlantic Coast Airlines Holdings, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	0-21976	13-3621051
(State or Other	(Commission File	(IRS Employer
Jurisdiction of	Number)	Identification No.)
Incorporation)

45200 Business Court, Dulles, VA	20166
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (703) 650-6000

N/A
(Former Name or Former Address, if Changed Since Last Report)

Item 9. Regulation FD Disclosure.

On April 6, 2004, Atlantic Coast Airlines Holdings, Inc. (ACA) (NASDAQ/NM: ACAI) issued a news release announcing ACA has received formal notification from Delta Air Lines that it will end its fee-per-departure agreement with ACA by invoking its right under the Delta Connection Agreement to terminate without cause upon 180 days notice, a copy of which is attached as Exhibit 99 to this Current Report on Form 8-K and is incorporated herein by reference.

Statements in this press release and by company executives regarding its implementation of new business strategies, as well as regarding operations, earnings, revenues and costs, represent forward-looking information. A number of risks and uncertainties exist which could cause actual results to differ materially from these projected results. Such risks and uncertainties include, among others: the ability to redeploy or assign to Delta or others the leases of the 328JET aircraft currently used in the company’s Delta Connection operations, the possibility that the company will remain obligated under the leases for aircraft currently used in the Delta Connection operations, unexpected costs or procedural complications arising from the insolvency of Fairchild Dornier GmbH, the manufacturer and equity owner of the 328JETs, the need for approval in United’s bankruptcy case of United’s rejection of the United Express Agreement with ACA and approval of the ACA/United transition agreement out of the United Express program, the ability of ACA to implement its transition out of the United Express and Delta Connection programs, the ability to effectively implement its low-fare business strategy utilizing regional jets and Airbus aircraft; the ability to complete the acquisition of, and secure financing for, its Airbus aircraft, and to successfully integrate these aircraft into its fleet; and general economic and industry conditions, any of which may impact the company, its aircraft manufacturers and its other suppliers in ways that the company is not currently able to predict. Certain of these and other risk factors are more fully disclosed under “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the company’s Annual Report on Form 10-K for the year ended December 31, 2003. Statements in this press release are made as of April 6, 2004 and Atlantic Coast Airlines Holdings, Inc. undertakes no obligation to update any such forward-looking information, including as a result of any new information, future events, changed expectations or otherwise.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has caused this current report to be signed on its behalf by the undersigned hereunto duly authorized.

ATLANTIC COAST AIRLINES HOLDINGS, INC.

Date: April 6, 2004	By:	/S/ David W. Asai

David W. Asai
Vice President and Chief
Accounting Officer